Exhibit 99.1

Castellum, Inc. Announces $500,000 Equity Financing To Support Acquisition

Bethesda, Maryland – February 15, 2023 – Castellum, Inc. (NYSE-American: CTM) announces that it has raised $500,000 of equity financing, reduced its total debt by $50,000, and extended the maturity date of $840,000 of debt previously due in April 2023 to February 2024 in a series of transactions with Crom Cortana Fund (“Crom Cortana”). The equity was raised in the form of common stock at $1.06 per share, the 50-day moving average at the time agreement in principle was reached with Crom Cortana. The February 2024 debt has a 10% coupon, is convertible at $1.20 per share into 700,000 shares of common stock at the holder’s option, and has warrants to purchase 700,000 shares of common stock at $1.38 per share. The $500,000 of equity will help finance one of Castellum’s pending acquisitions. As a result of this transaction, Castellum has no remaining debt maturities in 2023 but does continue to amortize its term loan monthly with Live Oak Bank.

“We are very pleased to announce this at-the-money financing from Crom Cortana,” said Mark Fuller, CEO of Castellum. “They supported us with our uplisting last year and now are assisting us with financing a key acquisition which we expect to close in the next two to three weeks.”

“Castellum continues to execute their buy-and-build business plan and we are excited to be their financial partner as they target their robust acquisition pipeline,” said Liam Sherif, General Partner of Crom Cortana. “The continued accretive acquisitions and contract backlog provide strong revenue visibility, while this pending acquisition continues to grow their cybersecurity business with the Navy.”

Additional details on the transaction will be available in a Form 8-K to be filed with the Securities and Exchange Commission this week, available at www.sec.gov.

About Castellum, Inc.  Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release , including the company’s Form 10-Q for the quarterly period ended September 30, 2022 and other filings disclosed at www.sec.gov. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements. Specifically, the pending acquisition, while expected to close in the next 2-3 weeks, may not close in that timeframe or at all as it is subject to execution of a definitive agreement.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com